SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
April 14, 2008

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-30406	58-2210668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Capital of Texas Highway
Suite 200B
Austin, Texas 78746
(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 14, 2008, HealthTronics, Inc. (“HTRN”) amended that certain Credit Agreement, dated as of March 23, 2005, among HTRN, the lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other parties thereto (the “Credit Agreement”) to (1) increase the revolver from $50 million to $60 million, (2) create an exception to the restricted payments negative covenant of the Credit Agreement to enable the Company to repurchase up to $10 million of its common stock, whether through a stock repurchase program or otherwise, (3) increase the dollar amount of permitted acquisitions under the acquisitions negative covenant of the Credit Agreement from $25 million to $30 million during any twelve month period and (4) create an exception from the calculation of such permitted acquisitions basket for HTRN’s previously-announced acquisition of Advanced Medical Partners, Inc., which acquisition HTRN anticipates will close in April 2008. The First Amendment to Credit Agreement is attached to this Form 8-K as Exhibit 10.1. A press release announcing the amendment is attached to this Form 8-K as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) On April 14, 2008, HTRN entered into a First Amendment to Credit Agreement to, among other things, increase the revolver under the Credit Agreement from $50 million to $60 million. For further discussion of this amendment, see description under Item 1.01 above. The First Amendment to Credit Agreement is attached to this Form 10-K as Exhibit 10.1. A press release announcing the amendment is attached to this Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	First Amendment to Credit Agreement, dated as of April 14, 2008, by and among HealthTronics, Inc., the lenders party thereto, JPMorgan Chase Bank, National Association, and the other parties thereto.
99.1	Press Release, issued on April 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHTRONICS, INC. (Registrant)

Date: April 16, 2008	By:	/s/ Ross A. Goolsby

	Name: Title:	Ross A. Goolsby Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	First Amendment to Credit Agreement, dated as of April 14, 2008, by and among HealthTronics, Inc., the lenders party thereto, JPMorgan Chase Bank, National Association, and the other parties thereto.
99.1	Press Release, issued on April 15, 2008.